Oregon Pacific Announces Fourth Quarter and Year-End 2007 Financial Results

FLORENCE, OR -- 02/14/2008 -- OREGON PACIFIC BANCORP (OTCBB: OPBP), holding company for Oregon Pacific Bank (the "Bank"), reported record net income for 2007 of $1.85 million or $0.84 per common share, compared to $1.99 million or $0.91 per common share, for the same period in 2006. The decrease of $140 thousand in net income was due to lower net interest income and a higher provision for credit losses. Net income for the fourth quarter of 2007 totaled $338 thousand, or $0.15 per fully diluted common share compared to $503 thousand, or $0.23 per diluted common share. Much of the decrease was a result of a $120 thousand provision for the credit losses which amounted to nearly $0.04 after tax per diluted common share.

Interest income totaled $11.91 million for the full year of 2007, compared to $11.74 million in 2006; fourth quarter interest income was $2.91 million and $3.03 million for 2007 and 2006, respectively. Total interest expense was $3.67 million in 2007, compared to $3.28 million in 2006. For the fourth quarter interest expense increased to $920 thousand from $895 thousand in 2006. The net interest income decrease was attributable to increases in short-term interest rates by the Federal Reserve Bank in fourth quarter 2007 lowering the rate of the Bank's loan portfolio which has mostly variable rates yet increases in interest expense due to extremely aggressive competitor deposit gathering strategies. The result was a decrease in net interest margin, from 5.95% for the year ended December 31, 2007 to 5.76% for the fourth quarter. This compares to 5.91% for the year ended December 31, 2006.

Noninterest income totaled $2.72 million in 2002, a less than 1% decrease from the $2.74 million recorded in 2006. For the fourth quarter, noninterest income decreased slightly to $693 thousand from $704 thousand in 2006. The decrease for the year was due to slowing in the real estate mortgage market partially offset by increased card usage fee income.

Total assets for the company were $152.6 million at December 31, 2007, compared to $151.3 million at December 31, 2006, a less than 1% increase. Net loans were $122.5 million, representing a 1% increase over last year-end's balance of $121.2 million. Deposits, reported at $121.0 million, represented a less than 1% increase over the $120.6 reported at year-end 2006.

In making the announcement, President and Chief Executive Officer Jim Clark commented, "Our year-end earnings were down slightly when compared with the prior record. This decline stems from a combination of a narrowing net interest margin and a $120M additional provision to the loan loss allocation in the fourth quarter. The net interest margin continues to be adversely affected by the reductions in our interest earnings as the Federal Reserve Bank continues to lower interest rates that are tied to our variable rate loans.

"Loans, the Bank's primary earning asset, grew only slightly, 1.02% for the year, primarily due to real estate development loans coming to completion. The Bank is actively seeking new lending opportunities to diversify the loan portfolio while maintaining the credit quality and interest rates needed to keep the Bank a top regional performer with a return on average equity of 14.6%. Our long term strategy continues to be prudent control and steady growth of the loan portfolio while we prepare for future growth of the Bank. We believe our previously announced reverse stock split program, if approved by stockholders, should avoid some costs while reducing some current expenses and is a benefit to all remaining stockholders."

Oregon Pacific Bank provides a full range of consumer and commercial banking products and services, mortgage services, and trust and asset management with three offices in Lane, Coos, and Douglas counties in Oregon. The holding company's stock is traded on the OTC Bulletin Board under the symbol "OPBP."

The discussions included in this release contain statements that may be deemed forward-looking statements within the meaning of the federal securities laws. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward-looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of the Company's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions.

                          OREGON PACIFIC BANCORP
                      Selected Financial Information
                  (In thousands, except per share data)

                               Three months ended         Year ended
                                  December 31,            December 31,
                                2007       2006         2007       2006
                              ---------  ---------    ---------  ---------
Condensed Results of Operations
-------------------------------

Interest income               $   2,911  $   3,025    $  11,905  $  11,735
Interest expense                    920        895        3,670      3,279
Net interest income               1,991      2,130        8,235      8,456
Provision for possible loan
 losses                             120          -          120         26
Noninterest income                  693        704        2,723      2,738
Salaries and employee
 benefits expense                 1,147      1,182        4,829      4,896
Occupancy and equipment
 expense                            207        224          861        906
Other noninterest expense           715        639        2,472      2,285
                              ---------  ---------    ---------  ---------
Operating income before
 provision for taxes                495        789        2,676      3,081
Provision for income taxes          157        286          830      1,095
                              ---------  ---------    ---------  ---------

Net income                    $     338  $     503    $   1,846  $   1,986
                              =========  =========    =========  =========

Income per share of common stock
  Basic                       $    0.15  $    0.23    $    0.84  $    0.91
  Diluted                     $    0.15  $    0.23    $    0.84  $    0.91

Weighted average shares
 outstanding
  Basic                       2,209,660  2,185,681    2,203,790  2,178,967
  Diluted                     2,215,341  2,195,228    2,207,486  2,187,141

                                  December 31,    December 31, 2006 to 2007
Selected Balance Sheet Data      2007       2006       Change    % Change
---------------------------   ---------  ---------    ---------  ---------
Total Assets                  $ 152,604  $ 151,305    $   1,299        0.9%
Loans outstanding, net        $ 122,450  $ 121,219    $   1,231        1.0%
Investment securities         $   9,806  $  11,320    $  (1,514)     -13.4%
Deposits                      $ 120,992  $ 120,611    $     381        0.3%
Shareholders' equity          $  13,372  $  11,901    $   1,471       12.4%
Shareholders' equity per
 common share                 $    6.05  $    5.44    $    0.60       11.1%

Loan allowance to total loans      1.58%      1.51%        0.07%
Net loans to deposits             101.2%     100.5%         0.7%

Other data
----------
Return on average equity          14.58%     18.03%       -3.45%     -19.1%
Return on average assets           1.20%      1.27%       -0.07%      -5.4%

For more information, call
James P. Clark
President and CEO
Joanne Forsberg
Corporate Secretary and CFO
At (541) 997-7121

Website: http://www.opbc.com